                                                Filed Pursuant to Rule 424(b)(3)
                                         Form S-3; Commission File No. 333-51483


                         THIRD PROSPECTUS SUPPLEMENT TO
                         FRESH AMERICA CORP. PROSPECTUS
                              DATED APRIL 30, 1998


Referring to the Fresh America Corp. Prospectus dated April 30, 1998, the table in the section entitled "Selling Shareholders" on page 7 is hereby replaced with the following table effective as of July 10, 1998:




                                                Beneficial Ownership               Beneficial Ownership
                                                As of July 10, 1998                   After Offering
                                       --------------------------------------     ------------------------
                                       Number of     Percent of     Shares to     Number of     Percent of
Name of Beneficial Owner                 Shares       Class(1)      be Sold(2)      Shares        Class
------------------------               ----------   ------------    ---------     ----------    ----------

Jack Cancellieri                         185,534        3.8%         185,534          0             0%

Arnold Fogle                               1,178         *             1,178          0             0%

Bill Kertes                               14,375         *            14,375          0             0%

Peter Miller                               9,375         *             9,375          0             0%

Agustino Sarraino                          1,178         *             1,178          0             0%

Fernando Vargas                           74,903        1.5%          74,903          0             0%

Arnold Fogle Holdings Limited(3)          86,548        1.8%          86,548          0             0%

First Lawrence Capital Corp.              23,592         *            23,592          0             0%

Salsar Holdings Limited                      392         *               392          0             0%

Sarraino Holdings Limited(4)              86,548        1.8%          86,548          0             0%

William P. Boone                          20,000         *            20,000          0             0%

Mike Hale                                 10,335         *            10,335          0             0%

Greg Rowe                                 10,335         *            10,335          0             0%

Carol Boone                                4,625         *             4,625          0             0%



---------------
*        Less than one percent

(1) Computed based on the shares of Common Stock outstanding as of May 12, 1998, plus the total number of shares of Common Stock that certain Selling Shareholders have the right to acquire within 60 days. Such shares of Common Stock issuable within such 60 days, however, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.

(2)      Assumes all the shares of Common Stock that may be offered are sold.

(3) Arnold Fogle, a Selling Shareholder, owns all of the outstanding capital stock of Arnold Fogle Holdings Limited.

(4) Agustino Sarraino, a Selling Shareholder, owns all of the outstanding capital stock of Sarraino Holdings Limited.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 10, 1998.